Exhibit 99.1

American States Water Company Announces a Settlement Agreement in its
Water Utility General Rate Case

San Dimas, California. . . American States Water Company (NYSE:AWR) announced that on November 23, 2021, its regulated water utility subsidiary, Golden State Water Company (GSWC) and the Public Advocates Office (Cal Advocates) at the California Public Utilities Commission (CPUC) filed a joint motion to adopt a settlement agreement between GSWC and Cal Advocates in connection with the water utility general rate case. GSWC had filed a general rate case application in July 2020 for all of its water regions and the general office to determine new rates for the years 2022 - 2024. The CPUC is expected to issue a proposed decision in the water general rate case during the first half of 2022. When approved, the new rates are expected to become effective and retroactive to January 1, 2022.

The proposed settlement agreement, if approved by the CPUC, resolves all issues related to the calculation of the 2022 annual revenue requirement in the general rate case application, leaving only three unresolved issues. Among other things, the settlement authorizes GSWC to invest approximately $416.6 million in capital infrastructure over the three-year rate cycle in order to continue to provide safe and reliable water utility service to its customers. The $416.6 million of infrastructure investment, as settled, includes $11.8 million of capital projects to be filed for revenue recovery through advice letters when those projects are completed. Excluding the advice letter project revenues, under the terms of the settlement agreement GSWC’s adopted operating revenues less water supply costs (RLWSC) for 2022 increases by approximately $20.6 million as compared to the 2021 adopted RLWSC. The settlement agreement also allows for potential additional increases in adopted revenues of approximately $13 million for each of the years 2023 and 2024 based on inflation factors used at the time of the application filing in July 2020. The increases in 2023 and 2024 are subject to the results of an earnings test and changes to the forecasted inflationary index values. Actual increases for 2023 and 2024 will be determined at the time the filings to implement the new rate increases are approved by the CPUC, and will be calculated using inflationary index values at that time.

The three remaining unresolved issues relate to GSWC's requests for: (i) a medical cost balancing account, (ii) a general liability insurance cost balancing account, and (iii) the consolidation of two of GSWC's customer service areas. With regards to these unresolved issues, GSWC and Cal Advocates have filed briefs with the CPUC. When the administrative law judge in the proceeding issues a proposed decision, it will address the three unresolved issues along with the settlement agreement filed by GSWC and Cal Advocates.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 262,500 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,600 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 67 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707